                                                                   EXHIBIT 10(o)


       [COLLABORATIVE RESEARCH AND LICENSE AGREEMENT BETWEEN THE COMPANY
                    AND AMERICAN HOME PRODUCTS CORPORATION]

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

This COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "Agreement") is entered into as of July 1, 1997 by and between AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation, represented by its Wyeth-Ayerst Laboratories Division having its principal place of business at 555 East Lancaster Avenue, St. Davids, Pennsylvania 19087 ("WYETH-AYERST"), and SIGA Pharmaceuticals Inc.("SIGA"), a Delaware corporation, having its principal place of business at 666 Third Avenue, 30th Floor, New York, New York 10017.

WHEREAS, *****

WHEREAS, WYETH-AYERST has expertise in discovering, developing, testing, obtaining regulatory approvals, manufacturing and marketing products for bacterial diseases; and

WHEREAS, WYETH-AYERST and SIGA wish to enter into this Agreement in order to collaborate in the performance of research to discover and develop products for bacterial diseases *****

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

                                 1. DEFINITIONS
                                    -----------

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1 shall have the meanings specified.

1.0  "ACTIVITY PROFILE" *****

1.1 "AFFILIATE" means any corporation, firm, limited liability company, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a party to this Agreement. "Control" means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.2 "BACTERIAL DISEASE" means a disease in humans or other animals caused by infection or colonization with bacterial organisms.

1.3 "COMPOUND" means a chemical compound or mixture of compounds that is discovered or developed in the R & D Program, which is identified as having the Activity Profile by use of a biochemical screen, genetically engineered cell-based screen, affinity screen or other methodology, together with analogs, derivatives or modifications thereof. Without limiting the generality of the foregoing, a Compound will be deemed "discovered" in the R & D Program if the potential utility or mode of action of such Compound in the Field is identified or investigated in the R & D Program.

1.4 "CONFIDENTIAL INFORMATION" means all Technology and all financial, marketing, competitive, or other business information, including but not

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limited to information about any element of Technology or a party's business, which is disclosed by one party to the other hereunder and indicated as confidential by the disclosing party except to the extent that such information
(i) as of the date of disclosure is demonstrably known to the party receiving such disclosure or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure to such party or its Affiliates;
(ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the party receiving such disclosure; or
(iii) as of the date of disclosure or thereafter is obtained from a third party free from any obligation of confidentiality to the disclosing party.

1.5 "CPMP" means the Committee on Proprietary Medical Products of the European Union.

1.6  *****

1.7 "EFFECTIVE DATE" means the date of full execution of this Agreement by the parties.

1.8 "FIELD" means all human and veterinary antibacterial uses, including without limitation, vaccines of any kind, and other systemic and topical uses, related to the Activity Profile.

1.9 "FIRST COMMERCIAL SALE" means the date of the first sale of a Licensed Product in the ordinary course of business in any country by WYETH-AYERST or an Affiliate, or a distributor, licensee or sublicensee of either.

1.10 *****

1.11 "JOINT TECHNOLOGY" means Technology jointly owned by the parties as determined in accordance with the provisions of Section 5.2 and 5.4 hereof.

1.12 "LICENSED PRODUCT" means any product in the Field which is discovered or identified as a result of the R & D Program conducted pursuant to this Agreement, or the making, using, importing, offer for sale or sale of which would infringe a Valid Claim of a SIGA Patent but for the licenses granted herein.

1.13 "NDA" means a New Drug Application, as defined by the U.S. FDA, or the equivalent in any other country in the Territory.

1.14 "NET SALES" means with respect to a Licensed Product, the gross amount invoiced by WYETH-AYERST, its Affiliates and/or its licensees and sublicensees, on sales or other dispositions of the Licensed Product to unrelated third parties, less the following items, provided that such items are actually included in the price charged and do not exceed reasonable and customary amounts in the country in which such sale occurred:

     (a) Trade, cash and quantity discounts actually allowed and taken directly with respect to such sales;

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     (b) Excise, sales taxes or other taxes imposed upon and paid directly with respect to such sales (excluding national, state or local taxes based on income);

     (c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of rebates or retroactive price reduction; and

     (d) One Percent (1%) of gross sales invoiced less (a), (b) and (c) above as an allowance to cover all other items, such as freight, transportation and insurance.

     If a Licensed Product is sold, or otherwise commercially disposed of for value (including, without limitation, disposition in connection with the delivery of other products or services), in a transaction that is not a sale for cash to an independent third party, then the gross amount invoiced in such transaction shall be deemed to be the gross amount that would have been paid had there been such a sale at the average sale price determined on a country-by-country basis of such Licensed Product during the applicable royalty reporting period.

     Net Sales shall not include any consideration received by WYETH-AYERST, its Affiliates, its licensees or sublicensees in respect of the sale, use or other disposition of a Licensed Product in a country as part of a clinical trial prior to the receipt of all regulatory approvals required to commence commercial sales of such Licensed Product in such country, except sales under "treatment INDs," "named patient sales," "compassionate use sales," or their equivalents pursuant to which WYETH-AYERST, its Affiliates, licensees or sublicensees is/are entitled, under applicable regulatory policies, to recover costs incurred in providing such Licensed Products to the patients.

1.15 "PATENT RIGHTS" means the rights and interests in and to issued patents and pending patent applications in any country which are necessary or commercially desirable to develop, make, have made, use, import, offer for sale, sell or have sold Licensed Products, including, but not limited to, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, whether owned solely or jointly by a party or otherwise controlled by a party with the right to transfer rights therein. "SIGA Patent Rights" shall mean those Patent Rights owned or otherwise controlled by SIGA. "WYETH-AYERST Patent Rights" shall mean those Patent Rights owned or otherwise controlled by WYETH-AYERST. "Joint Patent Rights" shall mean those Patent Rights owned or otherwise controlled jointly by the parties.
Patent Rights are listed on Schedule I attached hereto and made a part hereof, which Schedule shall be updated by the parties from time to time during the term of this Agreement, as appropriate.

1.16 "PRE-PROJECT STATUS" means a WYETH-AYERST research designation for a Compound that is a candidate for further development in anticipation of filing an Investigational New Drug Application with the United States Food and Drug Administration or its equivalent (IND track), which designation is given to a Compound by WYETH-AYERST in accordance with its customary drug development practices for its own proprietary compounds, and when, at a minimum, it has been demonstrated to WYETH-AYERST's satisfaction, consistent with its customary criteria, that such Compound has in vitro and in vivo activity, and wherein in WYETH-AYERST's determination, an acceptable margin of safety will be attainable for such Compound, as indicated by a preliminary toxicity assessment. Pre-Project Team means a scientific task force assembled by WYETH-AYERST to further develop such Compound receiving this designation.

1.17 "PROGRAM COMMENCEMENT DATE" means July 1, 1997.

1.18 "PROTEASE" shall mean *****
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1.19      "R & D PROGRAM" means the research and development program, to be conducted by SIGA and WYETH-AYERST pursuant to Section 2 of this Agreement and reflected in the Work Plans, which shall be amended from time to time, as appropriate, in accordance with Section 2.1.3 hereof.

1.20 "RESEARCH PHASE" means research relating to Compounds that have not yet received Pre-Project Status designation.

1.21 "RESEARCH TERM" means the term during which the R & D Program should be conducted which shall commence on the Program Commencement Date and expire on April 30, 1999, unless extended in accordance with Section 2.3.2 hereof.

1.22 "TECHNOLOGY" means and includes any and all scientific or other technical data, know-how, trade secrets, information, materials, compounds, compositions, biological material, such as plasmids, vectors, DNA, RNA, or peptide sequences, peptide structure, peptide conjugates, vaccine adjuvants, organisms, cell lines, and antibodies, samples and other information owned or controlled by either party which (i) is used in the Research Program; (ii) which relate to the Licensed Products including, without limitation, chemical, biological, pharmacological, toxicological, non-clinical and clinical data, product formulations, specifications and usage, or (iii) which relate to processes, techniques and specifications for the manufacture of the Licensed Products, including, without limitation, preparation, synthesis, culture, recovery and purification and qualify control processes, techniques and specifications; whether or not patentable, and including any negative results.

1.23      "TERRITORY" means all the countries of the world.

1.24 "VALID CLAIM" means any claim of an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

1.25 "WORK PLAN" means the written plan describing the activities to be carried out during each year of the R & D Program pursuant to this Agreement. Each Work Plan will be set forth in a written document prepared by SIGA and WYETH-AYERST, and approved by the Joint Steering Committee.

                                2. R & D PROGRAM
                                   -------------

2.1  IMPLEMENTATION OF R & D PROGRAM.
     -------------------------------

     2.1.1     Basic Provisions of Program
               ---------------------------

     The objective of the Research Phase of the ***** The objective of the development phase of the R & D Program shall be the development of Compounds which have received Pre-Project Status designation and the testing and regulatory approval of Licensed Products having the Activity Profile. In carrying out the R & D Program, SIGA shall devote an average of at least ***** full-time equivalent employees per year to the Research Phase of the R & D Program over its ***** year duration, and shall ensure that such employees are devoted solely to the R & D Program. SIGA and WYETH-AYERST shall each use reasonable efforts to perform such tasks as are set forth to be performed by it in the Work Plans, including the provision of such facilities, materials, equipment and consultants as each deems necessary to the achievement of such Work Plans.

     2.1.2     Collaborative Efforts and Reports.
               ---------------------------------

     The parties agree that the successful execution of the R & D Program will require the collaborative use of both parties' areas of expertise. The

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parties shall keep each other fully informed about the status of the portions of the R & D Program they respectively perform.

     Designated representatives of SIGA and WYETH-AYERST shall cooperate in the performance of the R & D Program and, subject to any confidentiality obligations to third parties, shall exchange information and materials as necessary to carry out the R & D Program, but subject to the provisions of Sections 4 and 5 hereof. Each party will attempt to accommodate any reasonable request of the other party to send or receive personnel for purposes of collaborating or exchanging information under the R & D Program. Such visits and/or access will have defined purposes and be scheduled in advance. Each party will bear its relevant travel and lodging costs.

     2.1.3 Work Plans.
           ----------

     The Work Plan for the first year of the R & D Program shall be prepared by the JSC (as defined herein) as promptly as practical after the Effective Date. The Work Plan for the second year of the R & D Program shall be prepared by the JSC no later than thirty (30) days before the end of the first year of the R & D Program. The Work Plan shall set forth specific research and development objectives, milestones and resource allocation requirements.

     Each Work Plan shall be in writing and shall set forth with reasonable specificity tasks for the period covered by the Work Plan. The JSC may make adjustments to the Work Plan at its quarterly meetings or otherwise as it may determine.

     In planning and monitoring the R & D Program, each party may be assigned tasks and responsibilities taking into account each party's respective specific capabilities and expertise in order to avoid duplication and enhance efficiency and synergies.

     As of the Execution Date, it is contemplated that the following duties will be undertaken by each party, to be set forth in the Work Plan for the first year of the R & D Program.

*****
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2.2  JOINT STEERING COMMITTEE.
     ------------------------

     (i) The R&D Program, until IND nomination by Wyeth-Ayerst, will be administered by a Joint Steering Committee ("JSC") which will be comprised of an equal number of representatives of each of SIGA and Wyeth-Ayerst and which will be chaired by a representative of Wyeth-Ayerst. The JSC will act on behalf of the two companies, and will be responsible for planning and monitoring the R&D Program and for drawing up a research and development plan for each one year period during the Research Term, setting forth specific research and development objectives, milestones and resource allocation requirements for that period.
The JSC will meet quarterly, or as frequently as mutually agreed, to review progress and recommend necessary adjustments to the plan as the research progresses. Such meetings will be alternatively held in New York City and Pearl River, or at a mutually agreed upon site elsewhere. Each party will pay its own expenses related to such meetings. In addition, each party will report not less than quarterly to the JSC and the other party on its activities in the R&D Program.

     (ii) Upon IND nomination by WYETH-AYERST and until NDA approval of each Licensed Product, the JSC shall continue to meet quarterly or as often as mutually agreed, to monitor and comment on the progress of the Wyeth Drug Development Program (as defined in 2.4.2 hereof). The Parties shall appoint members to the JSC having such expertise in regulatory and clinical affairs as is relevant and appropriate to each stage of the Drug Development Program respecting each such Licensed Product.

     (iii) All matters will be decided in the JSC by consensus. Matters which the JSC cannot resolve will be referred to senior management of the respective parties for resolution in accordance with Paragraph 10.1 hereof.

2.3  RESEARCH AND DEVELOPMENT TERM.
     -----------------------------

     2.3.1     Term of the R & D Program.
               -------------------------

     The R & D Program shall be conducted during the Research Term unless the R & D Program is earlier terminated by either party pursuant to the termination provisions below.

     2.3.2     Extension of the Research Term.
               ------------------------------

     The Research Term may be extended upon three (3) months written notice prior to its expiration, by mutual written agreement of the parties on terms to be agreed upon between the parties.

2.4  PRODUCT DEVELOPMENT
     -------------------

     2.4.1     Identification of Compounds for Pre-Project Status.
               --------------------------------------------------

     WYETH-AYERST shall, in good faith and consistent with its customary criteria for such decisions regarding its own proprietary products, determine whether or not a Compound should be given Discovery Team Status and Pre-Project Status. In rendering its decision, WYETH-AYERST shall consider factors such as the relative ease of synthesis, availability of starting materials, Compound stability, proprietary status of the Compound and its synthesis and the existence of third party products and patents. Once a Compound is given Pre-Project Status, its development will be the sole

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responsibility of WYETH-AYERST, and WYETH-AYERST will appoint Discovery Teams and/or Pre-Project Teams to manage the development thereof.

     2.4.2     Development Obligations.
               -----------------------

     WYETH-AYERST or its Affiliates shall conduct a drug development program to develop Licensed Products in the field of human medicine, and in its sole discretion and through an Affiliate, in veterinary medicine, and henceforth market Licensed Products in the Field incorporated or derived from any Compounds discovered or identified as a result of the R & D Program, which reach Pre-Project Status and which are selected by WYETH-AYERST or its Affiliates for development (a "Drug Development Program").

     Within (90) days following the selection of a Compound for Pre-Project Status, WYETH-AYERST, with input from the JSC shall prepare a development plan ("Global Development Plan") for such Compound. The Global Development Plan shall describe the activities to be carried out by Wyeth during each year of the Drug Development Program. The Global Development Plan may be amended by WYETH-AYERST from time to time, based on a variety of conditions that may occur, such as, but not limited to, performance of the Compound as to efficacy or toxicology, the regulatory requirements of an agency, the availability of animal models for preclinical investigations or of investigators or patients for clinical trials, the availability of drug supplies, and other like factors.

     WYETH-AYERST shall use commercially reasonable efforts to develop and market Licensed Products hereunder, which shall mean that WYETH-AYERST shall exert efforts comparable to that which it or its Affiliates extend in their own proprietary discovery and development programs and to products that are marketed, giving due consideration to scientific profile, safety, efficacy, patient accrual in clinical trials, the competitive environment, market dynamics, and product life cycle, among other considerations. Though not an obligation to be met, the parties agree that as a goal, and within the initial ***** years of the Research Term, the parties will attempt to identify a Compound which is suitable for designation of Pre-Project Status. It is expressly understood by the Parties that WYETH-AYERST's nomination of a Compound for Pre-Project Status may occur after the Research Term, and that this shall in no way affect WYETH-AYERST's rights and obligations hereunder, provided that WYETH-AYERST is actively pursuing the designation of a Compound for Pre-Project Status.

     Notwithstanding the foregoing, and if WYETH-AYERST has not designated a Compound Pre-Project Status for veterinary medicine within ***** years of the initial approval of an NDA for the first Licensed Product, then, in its sole discretion, SIGA may elect to redefine the Field to exclude all or a portion of veterinary uses, and all rights hereunder relating to same shall revert to SIGA.

     2.4.3     Reports.
               -------

     WYETH-AYERST will keep SIGA fully informed concerning the status of the Drug Development Program for each Licensed Product, it being understood that all such information is Confidential Information subject to all the terms and conditions of this Agreement, and particularly Article 4 hereof. WYETH-AYERST shall (a) report to SIGA in reasonable detail no less frequently than semi-annually concerning all aspects of such development and commercialization activities; (b) provide SIGA with access to Technology and Confidential Information employed in or arising out of such development and commercialization activities; and (c) provide SIGA with summaries of all regulatory filings filed in connection with such Licensed Products, together with all clinical protocols and material correspondence with regulatory authorities in the United States and other countries.

2.5  COMMERCIALIZATION RIGHTS.
     -------------------------

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     WYETH-AYERST shall have the exclusive right to develop and commercialize
Licensed Products hereunder, including without limitation, any manufacture thereof.

                                   3. FUNDING
                                      -------

3.1  RESEARCH FUNDING.
     ----------------

     In partial consideration of the research to be performed by SIGA in the R & D Program, WYETH-AYERST will pay SIGA $***** within thirty (30) days of the Effective Date. WYETH-AYERST will continue to fund SIGA's research hereunder during the Research Term by making research payments of US$***** per year during the initial two-year period of the Research Term, payable quarterly. Such payments will be made in advance, on or before the first day of each calendar quarter, with the first and last payments prorated in the event that the Effective Date is not the first day of a calendar quarter.

3.2  ADDITIONAL R & D PAYMENTS.
     -------------------------

     WYETH-AYERST will make additional research payments to

SIGA in furtherance of the performance of additional research. Such additional research payments shall be payable within thirty (30) days of the determination (as set forth in Section 3.5) of the achievement of this research as follows:

                                                   Research
     Achievement                                   Payment
     -----------                                   -------

     *****                                              $*****

     *****                                              $*****

     *****                                              $*****

     *****                                              $*****

     *****                                              $*****

     *****                                              $*****

     *****                                              $*****

     *****                                              $*****

     *****                                              $*****

     *****                                              $*****

     *****                                              $*****

     *****                                              $*****

**If there are multiple Licensed Products from a single Compound, research payments for the second such Licensed Product from a single Compound will be ***** of these amounts. No payment will be required for any subsequent Licensed Products beyond the second such Licensed Product.

3.3  RESEARCH AND DEVELOPMENT TAX CREDITS.
     ------------------------------------

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     Each party shall be entitled to seek the benefit of any research and development tax credits arising out of any research paid for by such party or its Affiliates. SIGA acknowledges that research payments made under Sections
3.1 and 3.2 are made in furtherance of research, and accordingly, WYETH-AYERST is entitled to seek research tax credits.

3.4  RECORD KEEPING AND AUDIT OF RESEARCH FUNDS.
     ------------------------------------------

     SIGA warrants and represents that it will apply the research funding it receives from WYETH-AYERST pursuant to Section 3.1 toward achieving the objectives of the R & D Program for which SIGA is responsible under the Work Plan. SIGA shall keep for three (3) years from the date of each payment of research funding pursuant to Section 3.1 hereof, complete and accurate records of the use of such funding, in sufficient detail to allow such use to be determined accurately, and shall submit reports detailing such use in its written reports due in accordance with Section 2.2 hereof. WYETH-AYERST shall have the right for a period of three (3) years after receiving any report or statement with respect to same to appoint an independent certified public accountant reasonably acceptable to SIGA to inspect the relevant records of SIGA to verify such reports or statements. SIGA shall make such records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from WYETH-AYERST, solely to verify the accuracy of the reports and use of the research payments. Such inspection right shall not be exercised more than once in any year, nor more than once with respect to any particular research payment. WYETH-AYERST agrees, and will require that any such certified public accountant shall agree, to hold in strict confidence all information concerning such payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for WYETH-AYERST to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The results of each inspection, if any, shall be binding on both parties.

                   4. TREATMENT OF CONFIDENTIAL INFORMATION
                       --------------------------------------

4.1  CONFIDENTIALITY.
     ---------------

     4.1.1     General.
               -------

     During the term of this Agreement and for three (3) years thereafter, each party will keep confidential, and will cause its employees, consultants, Affiliates, licensees and sublicensees to keep confidential, all Confidential Information of the other party that is disclosed to it, or to any of its employees, consultants, Affiliates, licensees and sublicensees, pursuant to or in connection with this Agreement, and all Confidential Information relating to the R & D Program and the development of Licensed Products hereunder. Neither SIGA nor WYETH-AYERST nor any of their respective employees, consultants, Affiliates, licensees and sublicensees shall use Confidential Information of the other party for any purpose whatsoever except as expressly permitted in this Agreement. Notwithstanding the foregoing, the following exchange of information shall not constitute a violation of this
Section 4.1, as long as each such exchange is covered by like obligations of confidentiality and limited use:

     (i) an exchange of information between SIGA and The Rockefeller University ("Rockefeller") pursuant to SIGA's License and Research Support Agreement with Rockefeller; and

     (ii) an exchange of information by either party with the prior consent of the non-disclosing party, with any other research collaborator or consultant engaged relevant to the R & D Program.

     4.1.2     Restricted Access.
               -----------------

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SIGA and WYETH-AYERST each agree that any disclosure of the other party's
Confidential Information to any of its officers, employees, consultants or agents or those of any of its Affiliates, licensees and sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, and shall only be made to persons who are bound by like obligations of confidentiality and limited use. Accordingly, SIGA and WYETH-AYERST, for themselves and their Affiliates, each agree not to disclose Confidential Information to any third parties without prior written approval from the other party except as required in any patent application or patent prosecution, in any application for regulatory approval for testing, manufacture or sale of a Licensed Product subject to this Agreement, or as otherwise required by law, and except as otherwise reasonably required to exercise such party's rights under this Agreement. However, before disclosing the other party's Confidential Information in connection with a patent application, patent prosecution or regulatory application or as otherwise required by law, the disclosing party shall provide a copy of such intended disclosure to the other party. If the other party so requests and where permitted by law or regulation, the disclosing party shall redact such portion of the intended disclosure as reasonably requested. Each party shall take such action, and shall cause its Affiliates, licensees and sublicensees to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, and in no event, less than reasonable care. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request following the termination of this Agreement; provided that a party may retain Confidential Information of the other party relating to any license or right which survives such termination and one copy of all other Confidential Information may be retained in confidential and inactive archives solely for the purpose of establishing the contents thereof.

     4.1.3     Employee Confidentiality Agreements.
               -----------------------------------

     SIGA and WYETH-AYERST each represent that all of its employees and all of the employees of its Affiliates, and any consultants to such party or its Affiliates, participating in the R & D Program who shall have access to Confidential Information of the other party are bound by written agreements to maintain such information in confidence and not to use such information except as expressly permitted herein.

4.2  Publicity.
     ---------

     Neither party may disclose the existence or terms of this Agreement without the prior written consent of the other party; provided, however, that either party may make such a disclosure to the extent required by law or by the Securities Exchange Commission in connection with any offering of SIGA's securities, subject to the same provisions of redaction set forth in 4.1.2 hereof. All news releases relating to the existence and any term of this Agreement, for publication in general circulation periodicals and newswires, shall be prepared by the parties in mutually agreeable format and substance following the Effective Date of this Agreement.

4.3  PUBLICATION.
     -----------

     It is expected that each party may wish to publish the results of its research under this Agreement. In order to safeguard intellectual property rights, the party wishing to publish or otherwise publicly disclose the results of its research hereunder shall first submit a draft of the proposed scientific manuscripts, abstracts or other proposed public presentations, to the JSC for review, comment and consideration of appropriate patent action at least eight
(8) weeks prior to any submission for publication or other public disclosure. Within thirty (30) days of receipt of the pre-publication materials, the JSC will advise the party seeking publication as to whether a patent application will be prepared and filed or whether trade secret protection should be pursued and, if so, the JSC will, in cooperation with both parties, determine the appropriate timing and content of any such desired publications.

                        5. INTELLECTUAL PROPERTY RIGHTS
                           -----------------------------

5.1  DISCLOSURE OF INVENTIONS.
     ------------------------

     Each party shall promptly inform the other and the JSC about all inventions in the Field that are conceived, made or developed in the course of carrying out the R & D Program by employees or consultants of either of them, alone or jointly with employees or consultants of the other party. The following provisions shall apply to rights in the intellectual property developed by SIGA or WYETH-AYERST, developed by either party alone or jointly by the parties during the course of carrying out the R & D Program.

5.2  OWNERSHIP.
     ---------

     5.2.1     Intellectual Property Rights.
               ----------------------------

     SIGA shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any Technology developed solely by SIGA, with full rights to license or sublicense, subject to WYETH-AYERST's rights hereunder. WYETH-AYERST shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any Technology developed solely by WYETH-AYERST with full rights to license or sublicense, subject to SIGA's rights hereunder. WYETH-AYERST and SIGA shall jointly own all Technology jointly invented by both SIGA and WYETH-AYERST in the R & D Program and shall jointly own all Joint Patent Rights thereon. Except as specifically set forth herein, each party shall retain the sole and exclusive right under Patent Rights and Technology solely owned or otherwise controlled by such party (including rights under its own interests in any Joint Technology and any Patent Rights thereon), and shall have the right to grant sublicenses thereunder, in either case to use such Technology and Patent Rights in any way outside the Field, and to develop, have developed, make, have made, use, distribute for sale, sell, offer for sale and import any products which are derived therefrom outside the Field.

5.3  PATENT COORDINATORS.
     -------------------

     SIGA and WYETH-AYERST shall each appoint a Patent Coordinator who shall serve as such party's primary liaison with the other party on matters relating to patent filing, prosecution, maintenance and enforcement. Each party may replace its Patent Coordinator at any time by notice in writing to the other party.

5.4  INVENTORSHIP.
     ------------

     Inventorship determination shall be made in accordance with the relevant patent laws. In case of dispute between SIGA and WYETH-AYERST over inventorship, the Patent Coordinators and mutually acceptable outside patent counsel, shall make the determination of the inventor(s) by application of the standards contained in United States patent law. The Patent Coordinators and mutually acceptable outside patent counsel, shall also, in the case of dispute, make the determination as to whether an invention is Joint Technology.

5.5  TRADEMARKS.
     ----------

     WYETH-AYERST, its Affiliates, distributors, assignees, licensees and sublicensees, shall have the absolute right to use, and in their sole discretion, register any trademarks, tradenames and/or tradedress they may choose, in connection with the Licensed Products licensed hereunder, provided that the label for any such Licensed Product shall be consistent with applicable regulatory and labeling requirements in the relevant country therefor. SIGA shall have no right, title, or interest in or to any trademark, tradename or tradedress which WYETH-AYERST, its Affiliates, distributors, assignees, licensees or sublicensees may use on or in connection with Licensed Products, or the packaging, advertising, promotion, labeling, marketing or selling thereof. Further, and for so long as WYETH-AYERST, its Affiliates, distributors, assignees, licensees or sublicensees shall have any interest in or to any such trademarks, tradenames, or tradedress whether as proprietor, owner, licensee, or licensor, in any part of the Territory, SIGA shall not adopt, use, apply for registration, register, own or acquire such trademark, tradename or tradedress, or any mark, name or tradedress confusingly similar thereto. No rights to any trademarks, tradenames, tradedress, or copyrights owned by SIGA are granted to WYETH-AYERST under this Agreement.

                6. PROVISIONS CONCERNING THE FILING, PROSECUTION
                   ---------------------------------------------
                        AND MAINTENANCE OF PATENT RIGHTS
                        --------------------------------

     The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the term of this Agreement:

6.1  FILING OF PATENTS.
     -----------------

     In consultation with the Patent Coordinators, the JSC will coordinate the determination of what patents will be filed on Technology developed under the R & D Program and make a recommendation to WYETH-AYERST. WYETH-AYERST will then determine the countries in which such patent applications will be filed and shall be responsible for the filing, prosecution, and maintenance (including the defense of interferences and similar proceedings) of such patent applications, provided that SIGA shall have the opportunity to provide substantive review and comment on any such prosecution. If WYETH-AYERST decides not to file a patent application on any such Technology in any country, it shall promptly notify SIGA of such decision at least 90 days prior to the applicable bar date for such patent application. In such event SIGA shall have the right to file a patent application, and WYETH-AYERST shall not have any rights in or to such patent application or any resulting patent in any such country. Responsibility for filing, prosecution, and maintenance of patents (including the defense of interferences and similar proceedings) on Joint Technology will be agreed upon by the parties on a case-by-case basis and handled by mutually acceptable outside patent counsel charged with the duty to act in the best interests of both parties. WYETH-AYERST will bear the costs of the filing, prosecution and maintenance of all patents filed pursuant to this Agreement, unless such patent application is filed by SIGA, in which case the prosecution and maintenance will be at SIGA's expense. The parties shall cooperate with each other in gaining patent term restoration or similar extensions or continuations of rights under Patent Rights. Each party shall also promptly give notice to the other of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights for which it has responsibility. If at any time, either party wishes to discontinue the prosecution or maintenance of any Patent Rights for which it has responsibility, such party shall promptly give notice of such intention to the other party. The party receiving such notice shall have the right, but not the obligation, to assume responsibility for the prosecution or continued maintenance of any such Patent Right by giving return notice to the party wishing to discontinue same within thirty (30) days.

                               7. LICENSE RIGHTS
                                  --------------

7.1  LICENSE GRANTS.
     --------------

     (a) Research Use:  SIGA hereby grants to WYETH-AYERST an exclusive license
         ------------
under SIGA Technology, SIGA Confidential Information, and SIGA Patent Rights and SIGA's interests in Joint Technology and Joint Patent Rights, to research, discover, develop, and make Compounds and to discover and develop Licensed Products for use in the Field; with the proviso that said license shall be exclusive in the Field except as to SIGA's internal, nontransferable, non-commercial research use only.

     (b) Commercial License:  SIGA hereby grants to WYETH-AYERST an exclusive
         ------------------
license in the Territory, including the right to grant sublicenses, to develop, have developed, make, have made, use, distribute for sale, offer for sale, sell and import Licensed Products for use in the Field under any and all Patent Rights and Technology owned by or otherwise controlled by SIGA (including SIGA's interests in Joint Technology and Joint Patent Rights). SIGA grants WYETH-AYERST the right to use Confidential Information owned by or otherwise controlled by SIGA in connection with the development, making, using, distribution for sale, offer for sale, sale and import of Licensed Products.

7.2  TERM OF LICENSES.
     ----------------

     (a) The license term of the exclusive research use license granted pursuant to 7.1(a) hereof shall be commensurate with the Research Term of this Agreement. During the Research Term and for the six month period following the end of the Research Term, SIGA will not collaborate with, or grant license rights to, any other party in the Field, provided, however, that SIGA may collaborate or grant license rights to academic institutions for non-commercial research use only.

     (b) The commercial license term for each Licensed Product shall continue on a country-by-country and product-by-product basis until the last to expire of the SIGA Patent Rights, WYETH-AYERST Patent Rights or Joint Patent Rights in any country in the Territory to which the license pertains, having at least one Valid Claim that but for the licenses granted herein would be infringed, or until the expiration of ten (10) years from the First Commercial Sale in such country by WYETH-AYERST or its Affiliates, licensees or sublicensees of each such Licensed Product, whichever is later. At the end of the commercial license term for each Licensed Product, the license granted pursuant to 7.1(b) shall be fully-paid and irrevocable. The license for each such Licensed Product shall be deemed a license separate and severable from licenses to other Licensed Products.

7.3  PAYMENT OF ROYALTIES, ROYALTY RATES, ACCOUNTING FOR
     ---------------------------------------------------
     ROYALTIES AND RECORDS.
     ---------------------

     7.3.1     Payment of Royalties to SIGA
               ----------------------------

WYETH-AYERST shall pay SIGA a royalty of ***** on the first $***** of cumulative Net Sales of Licensed Products. For all sales of Licensed Products after such cumulative amount is reached, WYETH-AYERST shall pay SIGA a royalty based on the Net Sales of Licensed Products in each country as follows:

     FOR ANNUAL NET SALES BETWEEN:  MARGINAL ANNUAL ROYALTY (%)

     $*****                         *****

     $*****                         *****

     $*****                         *****


Such royalty shall be determined based on total annual Net Sales of WYETH-AYERST and its Affiliates, licensees and sublicensees of each Licensed Product in each calendar year and shall be payable on an incremental basis, i.e., *****% annual royalty is payable on the first $***** Net Sales for a particular calendar year, with *****% accruing on the incremental Net Sales over that amount up to and including $***** in Net Sales for that calendar year. Unless otherwise provided by the parties, the obligation to pay royalties shall be imposed on WYETH-AYERST regardless of the entity making Net

Sales. The obligation to pay royalties is imposed only once with respect to the same unit of Licensed Product(s).

     7.3.2     Combination Products and Bulk Sales.
               -----------------------------------

     Royalties due on sales of Licensed Products that are formulated in combination with one or more additional active ingredients shall be calculated by multiplying actual Net Sales of such combination Licensed Products by the fraction A/(A+B) where A is the invoice price of the combination Licensed Product if sold separately, and B is the total invoice price of any other active component or components in the combination, if sold separately.

     If on a country-by-country basis the other active component or components in the combination are not sold separately in said country, Net Sales, for the purpose of determining royalties on the combination Licensed Products shall be calculated by multiplying actual Net Sales of such combination Licensed Products by the fraction A/C where A is the invoice price of the Licensed Product if sold separately and C is the invoice price of the combination Licensed Product.

     If on a country-by-country basis, neither the Licensed Product nor the combination Licensed Product is sold separately in said country, Net Sales for purposes of determining royalties on the combination Licensed Products shall be calculated as above except that WYETH-AYERST shall allocate values to the components A and B based upon a good-faith determination (which must be set forth in writing and provided to SIGA) of the respective contributions of such components to the market value of the combination Licensed Product.

     If on a country-by-country basis a Licensed Product is sold in bulk (as distinguished from packaged pharmaceutical form) for resale in packaged or finished form, Net Sales shall be calculated by determining the quantity of Licensed Product in packaged pharmaceutical form that would reasonably be produced from the bulk quantity of Licensed Product so sold, and by multiplying such quantity by the average wholesale market price for such licensed product in packaged pharmaceutical form during the applicable royalty reporting period.

     7.3.3     Reduced Royalty.
               ---------------

     Notwithstanding the foregoing, royalty payments due to SIGA as specified above shall be reduced by *****% in any country where WYETH-AYERST decided to file a patent application pursuant to Section 6.1 and the Patent Rights related to such patent application do not exist and there is a competitive product against which WYETH-AYERST could have asserted an issued valid patent, had such a valid patent existed.

     7.3.4     Outside Technology.
               ------------------

     If, after application of the credits and reductions set forth in 7.3.2 above, the commercialization of any Licensed Product hereunder becomes infeasible because of the overall level of royalties payable thereon, the parties will in good faith discuss the modification of the economic terms hereof in order to attempt to mitigate such circumstances.

     7.3.5     Payment Dates and Reports.
               -------------------------

     Royalties shall be paid by WYETH-AYERST on Net Sales within thirty (30) days after the end of each calendar quarter in the year in which such Net Sales are made. Such payments shall be accompanied by a report showing the quantity and Net Sales of each Licensed Product sold by WYETH-AYERST or any Affiliate, licensee or sublicensee in each country, the applicable royalty rate for such Licensed Product, any credits or offsets to be applied, and a calculation of the amount of royalty due. Payments that are late by fifteen (15) days (after the 30 day due date) will incur a penalty of 1 1/2% per month.

     7.3.6  Accounting.
            ----------

     The Net Sales used for computing the royalties payable to SIGA hereunder shall be computed, and royalties shall be paid, in U.S. dollars. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as reported in The Wall Street Journal on the last business day of the period to which a royalty payment relates.

     If SIGA has operations outside the U.S. generating expenses in a country, and if any portion of royalties due hereunder cannot be remitted from such country or converted from local currency to United States dollars because of government control, and it is legally permissible to remit royalties in local currency within the country, then WYETH-AYERST, its Affiliates, licensees or sublicensees shall have the right to deposit in a bank of SIGA's choice in such country and in trust for SIGA that portion of royalties that could not be remitted from the country. If SIGA has operations outside the U.S. generating taxable revenues in a country, SIGA agrees that any tax burden levied by any such country covered by this Agreement on receipt by SIGA of royalties from WYETH-AYERST under this Agreement shall be borne by SIGA. In the event that such tax is required to be withheld by WYETH-AYERST, its Affiliates, licensees or sublicensees, it shall deliver to SIGA a statement including the amount of tax withheld and justification therefor, and such other information as may be necessary for United States foreign tax credit purposes.

     7.3.7     Records.
               -------

     WYETH-AYERST, its Affiliates, licensees and sublicensees shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by WYETH-AYERST and its Affiliates, licensees and sublicensees of each Licensed Product in sufficient detail to allow the accruing royalties to be determined accurately. SIGA shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint an independent certified public accountant reasonably acceptable to WYETH-AYERST to inspect the relevant records of WYETH-AYERST and its Affiliates, licensees and sublicensees to verify such report or statement. WYETH-AYERST and its Affiliates, licensees and sublicensees shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from SIGA, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any year, nor more than once with respect to sales of any Licensed Product in any given payment period. If any inspection by SIGA under this Section 7.3.7 results in a discrepancy of more than 5% of the amounts paid to SIGA under this Agreement, WYETH-AYERST shall promptly reimburse SIGA for the reasonable costs of such inspection. SIGA agrees, and will require that any such certified public accountant shall agree, to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for SIGA to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The results of each inspection, if any, shall be binding on both parties. SIGA shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any calendar year of more than five percent (5%) of the amount paid, WYETH-AYERST shall pay for such inspection.

7.4  LEGAL ACTION.
     ------------

     7.4.1 Actual or Threatened Infringement.
           ---------------------------------

     In the event either party becomes aware of any possible infringement or unauthorized possession, knowledge or use in the Field, or outside the Field with a detrimental effect to the R & D Program or otherwise in the Field itself, of any Patent, Confidential Information, or Technology (collectively, an "Infringement"), that party shall promptly notify the other party and provide it with full details. WYETH-AYERST shall be responsible for the prosecution, prevention or termination of any Infringement at WYETH-AYERST's expense and with the sharing of recoveries as specified below. If WYETH-AYERST does not commence an action to prosecute, or otherwise take steps to prevent or terminate an Infringement within one hundred and twenty (120) days from such notice, then with respect to Technology and Patent Rights owned solely by SIGA and Joint Technology and Joint Patent Rights, SIGA shall have the right and option to take such reasonable action as SIGA considers appropriate to prosecute, prevent or terminate such Infringement. If either party determines that it is necessary or desirable for the other to join any such suit, action or proceeding, the second party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

     Each party shall, unless otherwise mutually agreed, bear the cost of any proceeding or suit under this Section 7.4.1 brought by it. In each case, the party bringing suit shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all reasonable costs and expenses, including reasonable attorney's fees, related to such suit or settlement. The remainder is next to be used to reimburse the other party for its reasonable costs and expenses so incurred. Any remaining amounts shall be shared on a 50/50 basis. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section by the other party for Infringement. If WYETH-AYERST lacks standing and SIGA has standing to bring any such suit, action or proceeding, then SIGA shall do so at the request of WYETH-AYERST and at WYETH-AYERST's expense. In any action under this Section 7.4.1, the parties shall fully cooperate with and assist each other.

     7.4.2 Defense of Claims by WYETH-AYERST.
           ---------------------------------

     Notwithstanding anything to the contrary in this Agreement, in the event that any action, suit or proceeding is brought against WYETH-AYERST or any Affiliate, licensee or sublicensee of WYETH-AYERST alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of a Licensed Product by WYETH-AYERST or its Affiliates, licensees or sublicensees, WYETH-AYERST shall be relieved of its research and development obligations of Article 2 hereof and may otherwise discontinue any and all development, making, using, offering for sale, importing, and selling of any such affected Licensed Product, until such time as the action, suit, or proceeding is finally adjudicated or settled by the parties with the result that WYETH-AYERST, its Affiliates, licensees, or sublicensees would be free to resume the activities and obligations hereunder. The parties will cooperate with each other in the defense of any such suit, action or proceeding. The parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish each other a copy of each communication relating to the alleged infringement.

7.5  TERMINATION AND DISENGAGEMENT.
     -----------------------------

     7.5.1     This Agreement shall expire automatically upon the earlier of ten
(10) years or the last to expire issued patent within Patents in the relevant country of manufacture, use, importation, offer for sale, or sale of each Licensed Product. Upon such expiration, and subject to the provisions of 7.2 hereof, all licenses as granted hereunder to WYETH-AYERST shall be fully paid-up and irrevocable.

     7.5.2 This Agreement may be earlier terminated by WYETH-AYERST in its independent discretion at any time upon ninety (90) days prior written notice, subject to the payment of research funds for the initial ***** years of the Research Term and subject to the additional research payments of Article 3 hereof that have accrued as of the date of notice of such termination. Upon such early termination, all WYETH-AYERST rights granted pursuant to 7.1(a) hereof to SIGA Technology and Patents, and SIGA'S interests in Joint Patents and Joint Technology, shall revert to SIGA. All rights granted WYETH-AYERST pursuant to 7.1(b) hereof shall also revert to SIGA, except with respect to any Compound that has been identified in the R & D Program as of the date of notice of such termination, but subject to the continued research funding obligations of Section 3.2 hereof as respects each such identified Compound and subject to the royalty obligations of Section 6.4 hereof as respects each such Compound.

     7.5.3 WYETH-AYERST may terminate the R & D Program at its sole discretion (i) in the event of the "Acquisition" of SIGA by a third party, (ii) if SIGA is no longer generally engaged in Protease research as a primary business activity or is generally unable to perform the types of obligations set forth herein due to a change in its business objectives, (iii) if SIGA fails to deliver sufficient quantities of Protease pursuant to Section 2.1.3, or (iv) if there has been an action or other proceeding brought in accordance with Section
7.4.2 hereof. For purposes hereof, an "Acquisition" shall be deemed to have occurred if SIGA shall consolidate or merge with another entity, or convey, sell or lease to another entity all or substantially all of the stock, assets or business of SIGA and its subsidiaries, taken as a whole, or suffer a Change in Control in which another entity shall come to control SIGA. "Change of Control" as used herein shall mean any transaction or event as a result of which any other entity acquires or for the first time controls and is able to vote without restriction (directly or through nominees or beneficial ownership) more than fifty percent (50%) or more of the capital stock of SIGA outstanding at the time having the power ordinarily to vote for directors of SIGA.

     Any termination of the R & D Program under this Section by WYETH-AYERST shall be without prejudice to the rights of either party against the other, then accruing or otherwise accrued under this Agreement. The license granted to WYETH-AYERST pursuant to Section 7.1(b) hereof shall survive early termination of the R & D Program by WYETH-AYERST under this Section as to Compounds already identified as a result of the R & D Program and designated for IND Track Status or under active evaluation for such status at the time of termination. Further, as of the effective date of such early termination by WYETH-AYERST of the R & D Program, WYETH-AYERST shall be released from its future obligations of research funding, except for any obligations which have accrued but have not been satisfied as of such termination date.

     7.5.4 SIGA may terminate this Agreement in its sole discretion if WYETH-AYERST has not identified a Compound for Pre-Project Status following the completion of the Research Term and is not actively pursuing such identification, as set forth in Section 2.4.2.

     7.5.5 Either party shall have the right to terminate this Agreement by giving notice to the other party of its election to that effect in accordance with the notice provisions hereof, in any of the following events:

     (i) If a party assigns or makes any composition or sequestration of its assets for the benefit of its creditors; or

     (ii) If a party becomes insolvent, goes into liquidation, files a petition in bankruptcy, is adjudicated bankrupt, is placed in judicial receivership or provisional administration, or dissolves, or its financial condition is such that it is unable to pay its bills and obligations as and when due and payable to its creditors.

     7.5.6 Notwithstanding any other provisions of this Agreement, either party, at its option, may terminate this Agreement on ninety (90) days' prior written notice served by a party should the other party fail to comply with or perform its obligations hereunder (including without limitation, WYETH-AYERST's obligation to adhere to the Global Development Plan), unless such failure or non-performance is corrected within the ninety (90) day period following notification, or such extended period as shall be agreed between the parties; and further provided, that if the nature of the breaching party's obligation is such that more than ninety (90) days is required for cure, then such party shall not be in default if it shall have commenced performance to cure within the ninety (90) day period and thereafter diligently attempts to complete performance of cure; and further provided that as to any alleged breach expressly set forth with reasonable detail to be the subject of a good faith dispute, the remainder of said ninety (90) day period shall be tolled until the dispute is resolved. Termination of this Agreement with respect to a particular Licensed Product, shall not give rise to grounds for termination of the Agreement in its entirety or as to any other Licensed Product. Termination of this Agreement with respect to the R & D Program shall not give rise to grounds for termination of the Agreement as to a Licensed Product already under development and not the subject of the incurred material breach.

     7.5.7     Effect of Termination for Cause.
               -------------------------------

     Upon termination by WYETH-AYERST pursuant to Section 7.5.5 or 7.5.6, the licenses granted to WYETH-AYERST pursuant to 7.1(a) and 7.1(b) shall survive, subject to the earned royalty and related provisions of Sections 7.3.1 through
7.4.2 hereof, respecting WYETH-AYERST's sale of Licensed Product.

     Subject to all other terms and conditions herein, and upon termination by SIGA under Sections 7.5.4, 7.5.5 or 7.5.6 hereof, the licenses granted pursuant to 7.1(a) and 7.1(b) shall revert to SIGA.

     7.5.8 Upon termination by SIGA for any reason and upon the reasonable request of WYETH-AYERST, SIGA shall grant a direct commercial license, pursuant to 7.1(b) hereof, to any licensee or sublicensee of WYETH-AYERST with respect to any Compound already identified in the R & D Program prior to said termination and which would be affected by such termination. The terms and conditions of this Article 7 shall apply to such license unless otherwise agreed by the parties and such licensee or sublicensee.

     7.5.9 Upon termination of this Agreement, except termination by WYETH-AYERST under Sections 7.5.3, 7.5.5 and 7.5.6 hereof, and upon SIGA's express written request, WYETH-AYERST will provide to SIGA all copies of data, test results, and any other information, reports, or written materials related to the R & D Program, if same has not already been provided to SIGA pursuant to Paragraph 2.4.3 hereof or otherwise; and further, WYETH-AYERST shall make available for inspection and review by SIGA, under appropriate terms of confidentiality and limited use, all copies of regulatory filings and related materials, data and test results, including clinical studies, related to Licensed Products.

     7.5.10    Surviving Provisions.
               --------------------

      Termination of this Agreement for any reason shall be without prejudice to the rights and obligations of the parties provided in Article 4, Sections 5.2, 5.5, 7.7, Article 9, Section 10.1, and Article 11, all of which shall survive such termination.

7.6  WARRANTY DISCLAIMER.
     -------------------

     EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, INFORMATION, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

7.7  LIMITED LIABILITY.
     -----------------

     NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER SIGA NOR WYETH-AYERST WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL

OR EQUITABLE THEORY FOR (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

                8. REPRESENTATIONS AND WARRANTIES
                   -------------------------------

8.1  MUTUAL REPRESENTATIONS.
     ----------------------

     SIGA and WYETH-AYERST each represents and warrants as follows:

     8.1.1     Organization.
               ------------

     It is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware and the State of Delaware respectively, and it and/or its Affiliates are qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

     8.1.2     Authorization.
               -------------

     The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders or (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

     8.1.3     Binding Agreement.
               -----------------

     This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions.

     8.1.4     No Inconsistent Obligation.
               --------------------------

     It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

     8.1.5     Governmental Consents.
               ---------------------

     No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of either party in connection with the valid execution, delivery and performance of this Agreement, except for any filings under any applicable securities laws and except for any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The filings under securities laws, if any, will be effected by SIGA at its cost within the applicable stipulated statutory period. Any filings under the Hart-Scott-Rodino Antitrust Improvements Act, if any, will be effected by the parties hereto within thirty (30) days after the Effective Date. If a Hart-Scott-Rodino filing is effected by the parties, the costs attendant thereto shall be borne equally by the parties. If this Agreement is enjoined under Hart-Scott- Rodino, then this Agreement shall be null and void and any and all research funding made to SIGA under Article 3 shall be returned to WYETH-AYERST.

     8.1.6     Intellectual Property.
               ---------------------

     It (a) owns or is the licensee in good standing of all Patent Rights, technology, trade secrets and other intellectual property to be used by it in connection with this Agreement; (b) has received no notice of infringement or misappropriation of any alleged rights asserted by any third party in relation to any technology to be used by it in connection herewith; (c) is not in default with respect to any license agreement related hereto; and (d) is not aware of any patent, trade secret or other right of any third party which could materially adversely affect its ability to carry out its responsibilities hereunder, or the other party's ability to exercise or exploit any license granted to it under this Agreement. Such party agrees to immediately notify the other party in writing in the event such party hereafter receives a notice of the type referred to in (b) above, becomes in default under any license agreement referred to in (c) above, or becomes aware of any patent, trade secret or other right of the nature referred to in (d) above.

     8.1.7.    Litigation.
               ----------

     There is no action, suit, proceeding or investigation pending or currently threatened against it which questions the validity of this Agreement or the right to enter into such instrument or to consummate the transactions contemplated hereby.

                               9. INDEMNIFICATION
                                  ---------------

     Each party shall indemnify, defend and hold harmless the other party, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns, against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon such indemnified party, or any of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters (except in cases where such claims, suits, actions, demands or judgments result from a willful material breach of this Agreement, gross negligence or willful misconduct on the part of the indemnifying party arising directly out of any actions of the indemnifying party in the performance of the R & D Program or arising out of the development, testing, production, manufacture, promotion, import, sale or use by any person of any Licensed Product manufactured or sold by WYETH-AYERST or by an Affiliate, licensee, sublicensee, distributor or agent of WYETH-AYERST.

                             10. DISPUTE RESOLUTION
                                 ------------------

10.1 SENIOR OFFICIALS.
     ----------------

     The parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either party may, by notice to the other party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said senior officials shall be designated by the parties upon execution of this Agreement.

                               11. MISCELLANEOUS
                                   -------------

11.1 PAYMENT METHOD.
     --------------

     Each payment to SIGA under this Agreement shall be paid by WYETH-AYERST in U.S. currency by wire transfer of funds to an account of SIGA in accordance with instructions provided by SIGA.

11.2 NOTICES.
     -------

     All notices shall be in writing mailed via certified mail, return receipt requested, courier providing evidence of delivery, or facsimile transmission with confirmation of receipt requested, addressed as follows, or to such other address as may be designated by notice so given from time to time:

If to WYETH-AYERST:

     WYETH-AYERST LABORATORIES
     555 East Lancaster Avenue
     St. Davids, Pennsylvania 19087
     Attention: Senior Vice President
     Global Business Development

With a copy to:

     Associate General Counsel
     AMERICAN HOME PRODUCTS CORPORATION
     One Campus Drive
     Parsippany, New Jersey 07054

If to SIGA:

     SIGA Pharmaceuticals, Inc.
     666 Third Avenue, 30th Floor
     New York, NY  10017
     Attn:  President

With a copy to:

     Eilenberg & Zivian
     666 Third Avenue, 30th Floor
     New York, NY  10017
     Attn:  Jeffrey D. Abbey, Esq.

     Notices shall be deemed given as of the date received as evidenced by confirmation of receipt.

11.3 GOVERNING LAW AND JURISDICTION.
     ------------------------------

     This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey, U.S.A., without regard to the application of principles of conflicts of law, except with regard to issues of patent law, which shall be determined with reference to the substantive laws of the country in question.

11.4 BINDING EFFECT.
     --------------

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

11.5 HEADINGS.
     --------

     Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.6 COUNTERPARTS.
     ------------

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

11.7 AMENDMENT: WAIVER.
     -----------------

     This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.8 NO THIRD PARTY BENEFICIARIES.
     ----------------------------

     Except as set forth in Section 10, no third party, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement.

11.9 NO AGENCY OR PARTNERSHIP.
     ------------------------

     Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute the parties as agents for the other or as partners with each other or any third party.

11.10     ASSIGNMENT AND SUCCESSORS.
          -------------------------

     This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets to which the subject matter of the Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

11.11     AFFILIATE AGREEMENTS.
          --------------------

     WYETH-AYERST may, from time to time after Pre-Project Status has been granted to an Licensed Product, request and SIGA agrees to execute separate license agreements for such Licensed Product under Section 8.1(b) hereof in mutually satisfactory form ("Affiliate Agreements") separately granting to American Home Products Corporation, or separately granting directly to any Affiliate, equivalent rights as granted to WYETH-AYERST in Section 8.1(b) hereof, in any country or countries within the Territory. Any such Affiliate Agreement entering into force under this Section shall be prepared by WYETH-AYERST, subject to review and approval by SIGA, and shall contain terms and conditions consistent with those of this Agreement, subject only to such modifications as may be required by the laws or regulations of the country or countries having jurisdiction over any such Affiliate Agreement, including, but not limited to, governmentally required changes in the rate of payment, restrictions against the remittance thereof and limitations upon the term or duration of any such Affiliate Agreement. In those countries in which any such Affiliate Agreement requires prior government approval or registration, such Affiliate Agreement shall not be binding or have any force or effect until the required government approval or registration has been granted. All Affiliate Agreements shall be deemed to be severable and independent with respect to this Agreement and to each other.

11.12 FORCE MAJEURE.
      -------------

     For a period of one (1) year from each occurrence thereof, neither WYETH-AYERST nor SIGA shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of WYETH-AYERST or SIGA. In event of such force majeure, the party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.13     INTERPRETATION.
          --------------

     The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

11.14     INTEGRATION: SEVERABILITY.
          -------------------------

     This Agreement is the sole agreement with respect to the subject matter hereof and merges and supersedes all other agreements and understandings between the parties with respect to same, including but not limited to the Confidentiality Agreement between SIGA and WYETH-AYERST dated February 29, 1996. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

11.15     EXPORT CONTROLS.
          ---------------

     This Agreement is made subject to any restrictions concerning the export of Licensed Products, Confidential Information, or Technology from the United States which may be imposed upon or related to either party to this Agreement from time to time by the Government of the United States. Neither party will export, directly or indirectly, any Confidential Information, Technology or any Licensed Products utilizing such Confidential Information or Technology to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.

     Without limitation of the foregoing, and in support of maintaining a general license for the export of technical data under this Agreement, a party receiving an export agrees to not knowingly export or reexport any technical data or materials furnished to such party under this Agreement, any part thereof or any direct product thereof, directly or indirectly, without first obtaining permission to do so from the United States Department of Commerce, the United States Food and Drug Administration and/or other appropriate United States governmental agencies, into Afghanistan, the People's Republic of China, South Africa, Namibia, Iran, Iraq, Syria, or any other country subject to applicable terrorist or foreign policy controls, or any of those countries listed from time to time in supplements to Part 770 to Title 15 of the Code of Federal Regulations in Country Groups Q, S, W, Y or Z.

11.16     SECTION 365(n) OF THE BANKRUPTCY CODE.
          -------------------------------------

     All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of either party, the non-bankrupt party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


                         AMERICAN HOME PRODUCTS CORPORATION
                         REPRESENTED BY ITS WYETH-AYERST
                         LABORATORIES DIVISION


                         By:  /s/ Robert I. Levy
                              -----------------------------

                         Title:    President Wyeth Ayerst Research
                                   -------------------------------

                         Date:  July 8, 1997
                                ----------------------------
SIGA


By:  /s/ Judson A. Cooper
     ------------------------

Title:    Executive Vice President
          ------------------------

Date: July 8, 1997
      ------------------------